As filed with the Securities and Exchange Commission on January 31, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2960116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Main Street, Suite 1850

Cambridge, Massachusetts 02142

(617) 500-7867

(Address of principal executive offices)

(Telephone number)

2010 Stock Option and Incentive Plan

Inducement Award Stock Option Plan

(Full name of plan)

Marc D. Beer

Chief Executive Officer

Aegerion Pharmaceuticals, Inc.

101 Main Street, Suite 1850

Cambridge, Massachusetts 02142

(617) 500-7867

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Anne Marie Cook	Marc Rubenstein
Senior Vice President, General Counsel	Ropes & Gray LLP
Aegerion Pharmaceuticals, Inc.	Prudential Tower
101 Main Street, Suite 1850	800 Boylston Street
Cambridge, Massachusetts 02142	Boston, Massachusetts 02199
(617) 500-7867	(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share, under the 2010 Stock Option and Incentive Plan	1,175,372 Shares	$56.53(2)	$66,443,779	$8,557.96
Common Stock, $0.001 per share, under the Inducement Award Stock Option Plan	1,000,000 Shares	$56.53(2)	$56,530,000	$7,281.06
Totals	2,175,372 Shares		$122,973,779	$15,839.02

(1)	This Registration Statement also covers an indeterminate number of additional shares that may be issued upon any stock split, stock dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	This estimation is solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low sales prices of the Company’s shares of common stock, par value $0.001 per share (the “Common Stock”), on January 27, 2014, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

On each January 1, the number of shares of Common Stock reserved and available for issuance under the 2010 Stock Option and Incentive Plan (the “2010 Plan”) is subject to an annual increase of 4.0% of the number of shares of Common Stock outstanding on the preceding December 31 (the “Evergreen Provision”). On January 1, 2014, the number of shares of Common Stock reserved and available for issuance under the 2010 Plan increased by 1,175,372 shares as a result of the Evergreen Provision and such additional shares are the shares covered by this Registration Statement. The additional shares are of the same class as other securities relating to the 2010 Plan registered under the Company’s registration statements on Form S-8 filed on December 22, 2010 (SEC File No. 333-171341), March 16, 2012 (SEC File No. 333-180184) and January 31, 2013 (SEC File No. 333-186357).

Equity awards granted under the Inducement Award Stock Option Plan (“Inducement Awards”) have been, and will be, made in accordance with NASDAQ Listing Rule 5635(c)(4), as an inducement material to an individual’s entering into employment with the Company, and have not been, and will not be, made to individuals who are current or prior employees or non-employee directors of the Company (except after a bona fide period of non-employment with the Company). All Inducement Awards have been, and will be, approved by a majority of the Company’s independent directors, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company or the Chief Executive Officer of the Company, as the delegate of the Compensation Committee, and in accordance with certain limitations and restrictions imposed by the Compensation Committee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the explanatory note to Part I of Form S-8. Such information will be provided to each recipient of an equity award under the 2010 Plan and each recipient of an Inducement Award as specified by Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Aegerion Pharmaceuticals, Inc. (the “Company” or “we”) will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request by such person, a copy of any or all of the information (a) that has been incorporated by reference in this prospectus (excluding exhibits, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates) or (b) required to be delivered under Rule 428(b) of the Securities Act. Requests for copies of such information should be directed to Aegerion Pharmaceuticals, Inc., c/o Investor Relations, 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142, (617) 500-7867.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 18, 2013;

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2012; and

(3)	The description of the Company’s shares of Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on October 21, 2010, including any amendment or report filed for the purpose of updating such description.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or otherwise.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Company’s by-laws, and in accordance with Section 145 of the Delaware General Corporation Law (“DGCL”), subject to certain limited exceptions, the Company will indemnify its current and former directors and officers against, and advance expenses related to, all liabilities and other expenses (including attorneys’ and advisors’ fees and costs) incurred or paid by such persons (or on their behalf) in connection with any threatened, pending or completed proceeding or inquiry, or any portion thereof, in which such person is or is threatened to be made a party or participant by reason of such person’s current or former status as a director or officer of the Company or of any of its subsidiaries (or as an agent serving another organization at the Company’s request), if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the Company and its subsidiaries and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The by-laws also provide that the Company shall indemnify any person who is or was (a) serving as director or officer of any of the Company’s subsidiaries or (b) serving another organization at the request of the Company, and may, in its discretion, indemnify any person who is or was one of its (or one of its subsidiary’s) employees or other agents, to the same degree it indemnifies its directors and officers. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the Company or any of its subsidiaries, or is or was serving in such capacity with another organization at the Company’s request, against any liability asserted against or incurred by such person in such capacity, or arising out of the person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL. The Company maintains insurance for the benefit of the Company’s directors, officers and other employees and agents, and certain persons serving in similar capacities at its subsidiaries, insuring such persons against various liabilities. In addition, the Company has entered into indemnification agreements with certain officers, directors and key employees, which, in some circumstances, may provide additional indemnification rights to such persons.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index immediately following the signature page, which Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on January 31, 2014.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Marc D. Beer
Marc D. Beer
Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of Aegerion Pharmaceuticals, Inc., hereby severally constitute and appoint Marc D. Beer, Mark J. Fitzpatrick and Anne Marie Cook, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Dates

/s/ Marc. D. Beer Marc D. Beer	Chief Executive Officer (Principal Executive Officer) and Director	January 31, 2014

/s/ Mark J. Fitzpatrick Mark J. Fitzpatrick	President (Principal Financial Officer and Principal Accounting Officer)	January 31, 2014

/s/ David I. Scheer David I. Scheer	Chairman of the Board of Directors	January 31, 2014

/s/ Sol J. Barer Sol J. Barer	Director	January 31, 2014

/s/ Antonio M. Gotto, Jr. Antonio M. Gotto, Jr.	Director	January 31, 2014

/s/ Sandford D. Smith Sandford D. Smith	Director	January 31, 2014

/s/ Paul G. Thomas Paul G. Thomas	Director	January 31, 2014

/s/ Anne M. VanLent Anne M. VanLent	Director	January 31, 2014

Exhibit Index

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation (by reference to Exhibit 3.2 to the Company’s Amendment No. 2 to Registration Statement on Form S-1, filed October 7, 2010)

4.2	Amended and Restated By-Laws (by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed August 9, 2013)

4.3	Specimen certificate evidencing shares of common stock (by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1, filed October 7, 2010)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Powers of Attorney (see signature page)